Exhibit 99.1

Stran & Company Announces Receipt of Nasdaq Staff Delisting Determination

Quincy, MA / December 20, 2024 / Stran & Company, Inc. ("Stran" or the "Company") (NASDAQ: SWAG) (NASDAQ: SWAGW), a leading outsourced marketing solutions provider that leverages its promotional products and loyalty incentive expertise, today announced that on December 17, 2024, it received a letter from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), issuing a Staff delisting determination (the “Staff Determination”). The Staff Determination noted that the Staff had notified the Company on June 21, 2024, August 23, 2024 and November 21, 2024 that the Company did not comply with Nasdaq Listing Rule 5250(c)(1) (the “Filing Rule”) because the Company had not filed its Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024, and September 30, 2024 (the “Forms 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Staff Determination noted that, based on the Staff’s review and the materials submitted on August 20, 2024, the Staff granted the Company an exception until December 16, 2024 to regain compliance with the Filing Rule. The Staff Determination stated that the Company had not met the terms of the exception. Specifically, the Company has not filed the Forms 10-Q as required by the Filing Rule. The Staff Determination has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company’s common stock.

The Staff Determination notified the Company that the Company may request a hearing before a Hearings Panel (“Hearings Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. A request for a hearing regarding a delinquent filing will automatically stay the suspension of the Company’s securities for a period of 15 days from the date of the hearing request. However, when the Company requests a hearing, it may also request an extension of the stay through the hearing and the expiration of any additional extension period granted by the Hearings Panel following the hearing. However, there can be no assurance that the Hearings Panel will grant the Company an additional extension, or that the Hearings Panel will grant the Company’s request for an extended stay, or that the Company will be able to regain compliance by the end of any additional extension period. In the unlikely event that Nasdaq is not able to rule on the stay request prior to the expiration of the automatic stay, it has been Nasdaq’s recent practice to take no action until the Hearings Panel is able to make a ruling on the extended stay request. Upon such Hearings Panel ruling on the extended stay, the Company intends to make a further announcement.

Accordingly, the Company intends to timely submit a request for a hearing and for an extended stay before a Hearings Panel.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires the public announcement of the Staff Determination by issuing a press release, in addition to filing a Current Report on Form 8-K if required by SEC rules.

About Stran

For over 29 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise, and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen promotional programs manager of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing, and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

SWAG@crescendo-ir.com

Press Contact:

Howie Turkenkopf

press@stran.com